Exhibit 99.1
U.S. FEDERAL TRADE COMMISSION TO CHALLENGE THORATEC’S PROPOSED
ACQUISITION OF HEARTWARE INTERNATIONAL
     (Pleasanton, CA/Framingham, MA/Sydney, Australia), July 29, 2009 — Thoratec Corporation (NASDAQ: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, and HeartWare International, Inc. (NASDAQ: HTWR; ASX: HIN), which develops and manufactures miniaturized implantable heart pumps, announced today that the United States Federal Trade Commission (“FTC”) has informed them that the FTC will file a complaint in U.S. Federal District Court to challenge Thoratec’s proposed acquisition of HeartWare International.
     Thoratec and HeartWare International are disappointed with the FTC’s decision to challenge the acquisition. The companies intend to review the FTC’s decision and mutually assess the appropriate next steps and promptly communicate their intentions once a decision has been made.
About Thoratec Corporation
     Thoratec Corporation is a world leader in therapies to address advanced-stage heart failure. The company’s product lines include the Thoratec® VAD (Ventricular Assist Device) and HeartMate LVAS, with more than 13,000 devices implanted in patients suffering from heart failure. Additionally, its International Technidyne Corporation (ITC) division is a leader in point-of-care blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.
     Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation, and IVAD is a trademark of Thoratec Corporation.
About HeartWare International, Inc.
     HeartWare International develops and manufactures miniaturized implantable heart pumps, or Left Ventricular Assist Devices (LVADs) to treat patients suffering from advanced heart failure. HeartWare’s HVAD™ pump is the only full-output pump designed to be implanted in the chest. HeartWare has completed an international clinical trial for the device involving five investigational centers in Europe and Australia. The device is currently the subject of a 150-patient clinical trial in the United States for a bridge-to-transplantation indication.
Additional Information and Where You Can Find It
     Thoratec has filed a Registration Statement on Form S-4 containing a proxy statement/prospectus and other documents concerning the proposed acquisition with the Securities and Exchange Commission (the “SEC”). The proxy statement, once finalized, will be filed by HeartWare with the SEC and mailed by HeartWare to its stockholders. Investors are urged to read the proxy statement/prospectus and other relevant documents filed with the SEC because they contain important information. Security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by Thoratec and HeartWare with the SEC at the SEC’s web site at http://www.sec.gov. The proxy statement/prospectus and other documents may also be obtained for free by contacting Thoratec Investor Relations by e-mail at ir@thoratec.com or by telephone at 925-847-8600 or by contacting HeartWare Investor Relations by e-mail at enquiries@heartware.com.au or by telephone at 61 2 9238 2064.
     Thoratec, HeartWare and their respective directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. A description of the interests in HeartWare of its directors and executive officers is set forth in HeartWare’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on June 11, 2009, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed with the SEC on February 26, 2009 and amended on April 29, 2009. These documents are available free of charge at the SEC’s web site at www.sec.gov or by contacting HeartWare Investor Relations by e-mail at enquiries@heartware.com.au or by telephone at 61 2 9238 2064. Information concerning Thoratec’s directors and executive officers is set forth in Thoratec’s proxy statement for its 2009 Annual Meeting of Shareholders, which was filed with the SEC on April 15, 2009. This document is available free of charge at the SEC’s web site at www.sec.gov or by going to Thoratec’s Investors page on its corporate web site at www.Thoratec.com. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, which may differ from the interests of HeartWare stockholders or Thoratec shareholders, generally will be set forth in the proxy statement/prospectus when it is filed with the SEC.
Use of Forward-Looking Statements
     This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “believes,” “views,” “expects,” “projects,” “hopes,” “could,” “will,” “intends,” “should,” “estimate,” “would,” “may,” “anticipates,” “plans” and other similar words. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking information, and are based on Thoratec’s current expectations, estimates, forecasts and projections. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of HeartWare’s stockholders to approve the proposed transaction; and other economic, business, competitive, and/or regulatory factors affecting the businesses of Thoratec and HeartWare generally, including those set forth in the filings of Thoratec and HeartWare with the Securities and Exchange Commission, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions or updates to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Contact Information

Thoratec Contacts

David Smith	Neal B. Rosen
Executive Vice President, Chief Financial Officer	Ruder-Finn
Thoratec Corporation	(415) 692-3058
(925) 847-8600

HeartWare Contacts

www.heartware.com	U.S. Investor Relations
Howard Leibman	Matt Clawson
Director Corporate Development	Partner
HeartWare Limited	Allen & Caron, Inc.
Email. howard.leibman@heartware.com.au	Email. matt@allencaron.com
Tel. +61 2 9238 2064	Tel. +1 949 474 4300